EXHIBIT 99.1

FOR IMMEDIATE RELEASE

GENERAL FINANCE CORPORATION REPORTS RECORD FIRST QUARTER RESULTS FOR FISCAL YEAR 2015

Accelerated Growth from North American Leasing Operations Drives Eighteenth Consecutive Quarter of Year-Over-Year Increase in Total Revenues and Adjusted EBITDA

PASADENA, CA – November 10, 2014 – General Finance Corporation (NASDAQ: GFN), the parent company of businesses in the mobile storage, liquid containment and modular space (“portable services”) industries (the “Company”), today announced its consolidated financial results for the first quarter ended September 30, 2014. The consolidated results include the Company’s Asia-Pacific leasing operations in Australia and New Zealand, under majority-owned Royal Wolf Holdings Limited (“Royal Wolf”), the leading provider of portable storage solutions in those regions, and North America leasing operations, under wholly-owned Pac-Van, Inc. (“Pac-Van”) and Lone Star Tank Rental Inc. (“Lone Star”),  providers of portable storage, office and liquid storage tank containers, mobile offices and modular buildings, and 90%-owned Southern Frac, LLC (“Southern Frac”), a domestic manufacturer of portable liquid storage tank containers.

First Quarter 2015 Highlights
•	Total revenues were $80.4 million, an increase of 22% over the first quarter of fiscal year 2014.
•	Leasing revenues comprised 71% of total non-manufacturing revenues versus 50% for the first quarter of fiscal year 2014.
•	Adjusted EBITDA was $25.5 million, an increase of 99% over the first quarter of fiscal year 2014, primarily driven by increased leasing revenues in North America.
•	Adjusted EBITDA margin was 32%, compared to 20% in the first quarter of fiscal year 2014.
•	Net income attributable to common shareholders was $3.7 million, or $0.14 per diluted share, compared to $0.4 million, or $0.02 per diluted share, for the first quarter of fiscal year 2014.
•	Average fleet unit utilization was 81%, compared to 79% in the first quarter of fiscal year 2014.
•	Completed one acquisition in North America.

Management Commentary

“We are very pleased to have started our fiscal year 2015 with a strong performance,” said Ronald Valenta, President and Chief Executive Officer. “Our North American leasing operations generated record results, driven by overall strength in unit growth, fleet utilization and average lease rate. In essence, we hit it “out of the park” this quarter. In the Asia-Pacific region, we benefited from increased leasing revenues across a number of industries, particularly the resources and construction sectors.”

Mr. Valenta added, “Our strong operating results and momentum are being driven by our capital investment strategy of increasing the size of our lease fleet and pursuing accretive acquisitions in the attractive container asset class. To that end, in October, we acquired a portable storage container business in Wisconsin for approximately $14 million, bringing this fiscal year’s investment in North American acquisitions to nearly $20 million.”

Charles Barrantes, Executive Vice President and Chief Financial Officer, added, “Our North America leasing operations  delivered a strong financial performance in the quarter with revenues more than doubling and adjusted EBITDA more than tripling, driven by the inclusion of Lone Star in this fiscal year’s results, as well as a very strong quarter at Pac-Van. Royal Wolf reported an increase in adjusted EBITDA of 4%, despite a 16% decline in revenues, which were impacted by last year’s inclusion of a large one-time sale to a freight logistics customer that was not repeated in this year’s first quarter.”

Mr. Barrantes continued, “We recently filed a universal shelf registration with the Securities and Exchange Commission, providing us the flexibility to efficiently access the capital markets at our discretion. While we currently do not have any plans to offer securities under this shelf registration statement, we will have the ability to issue up to $250 million of equity, debt, or other types of securities in the future, as we pursue our growth strategy.”

First Quarter 2015 Operating Summary

North America
Revenues from our North America leasing operations for the first quarter of fiscal year 2015 totaled $44.8 million and more than doubled from the $22.2 million for the first quarter of fiscal year 2014. Excluding the impact of Lone Star, which contributed revenues of $17.7 million in the first quarter of fiscal year 2015, revenues increased by 22% from the prior year’s first quarter, primarily driven by a 33% increase in leasing revenues. The increase in leasing activity was due to improved demand across all sectors, particularly in commercial, mining and energy, construction and industrial. Adjusted EBITDA for the first quarter of fiscal year 2015 more than tripled to $17.0 million, compared with $4.7 million for the year-ago first quarter. The significant increase in adjusted EBITDA in absolute dollars and as a percentage of revenues was primarily driven by the results from Lone Star; as well as by strong lease fleet utilization, a 32% increase in the average number of units on lease and improved lease rates across most product lines at Pac-Van.

North American manufacturing revenues for the first quarter of fiscal year 2015 totaled $14.8 million.  Included in this amount were intercompany revenues of $12.8 million from portable liquid storage tank containers sold to our North America leasing operations and eliminated in the Company’s consolidated results. This compares to $9.9 million and $6.4 million of stand-alone and intercompany revenues, respectively, during the first quarter of fiscal year 2014. On a stand-alone basis, prior to intercompany adjustments, adjusted EBITDA was $3.1 million for the quarter, as compared to $1.1 million in the first quarter of fiscal year 2014.  Southern Frac benefited from increased demand at our North America leasing operations, primarily in the Texas market, and the improvement in adjusted EBITDA was due to a combination of positive operating leverage associated with the higher revenues and efficiencies attained in the manufacturing process.

Asia-Pacific
Revenues from our Asia-Pacific leasing operations for the first quarter of fiscal year 2015 totaled $33.6 million, compared with $40.1 million for the first quarter of fiscal year 2014, a decrease of 16%.  The decline in revenues was primarily due to last year’s inclusion of $8.0 million from a large one-time sale to a freight logistics customer that was not repeated in this year’s first quarter, as well as lower sales revenue to the resources sector.  Leasing revenues increased by 13%, driven by growth in the resources and construction sectors.  Adjusted EBITDA for the first quarter of 2015 was $9.3 million, compared with $8.9 million for the year-ago quarter, an increase of 4%. On a local currency basis, revenues declined by 17% and adjusted EBITDA increased by 3%.

Balance Sheet and Liquidity Overview

At September 30, 2014, the Company had total debt of $318.6 million and cash and cash equivalents of $9.4 million, compared with $302.9 million and $5.8 million at June 30, 2014, respectively. At September 30, 2014, Royal Wolf had $26.1 million available to borrow under its $152.7 million credit facility and our North America leasing operations had $76.5 million available to borrow under its $200 million credit facility.

During the first quarter of fiscal year 2015, the Company generated cash from operating activities of $12.0 million, as compared to $1.6 million of cash used in operating activities for the first quarter of 2014.  For the first quarter of fiscal year 2015, the Company invested a net $25.7 million ($24.4 million in North America and $1.3 million in the Asia-Pacific) in the lease fleet, as compared to $12.2 million in net fleet investment ($9.8 million in North America and $2.4 million in the Asia-Pacific) in the first quarter of fiscal year 2014.

Receivables were $54.9 million at September 30, 2014, as compared to $61.5 million at June 30, 2014. Days sales outstanding in receivables were 40 days and 61 days for Asia-Pacific and North America leasing operations, respectively, compared to 43 days and 67 days at June 30, 2014, respectively.

Outlook

Based on our first quarter results and our revised expectations for the value of the Australian dollar versus the U.S. dollar, management is comfortable that consolidated adjusted EBITDA will be at least at the high end of the range provided for in the Company’s fourth quarter and fiscal year 2014 earnings press release and conference call, but is not revising its guidance at this time. On that call, we stated that consolidated revenues for fiscal 2015 were expected to be in the range of $320 million to $335 million and that consolidated adjusted EBITDA was expected to increase 28% to 33% in fiscal year 2015 over fiscal year 2014. This outlook does not take into account the impact of current year acquisitions.

Conference Call Details

Management will host a conference call today at 8:30 a.m. Pacific Time (11:30 a.m. Eastern Time), to discuss the Company’s operating results. The conference call number for U.S. participants is (866) 901-5096, and the conference call number for participants outside the U.S. is (706) 643-3717. The conference ID number for both conference call numbers is 21382491. Additionally, interested parties can listen to a live webcast of the call in the "Investor Relations" section of the Company's website at http://www.generalfinance.com.

A replay of the conference call may be accessed through November 24, 2014 by dialing (800) 585-8367 (U.S.) or (404) 537-3406 (international), using conference ID number 21382491.

After the replay has expired, interested parties can listen to the conference call via webcast in the "Investor Relations" section of the Company's website at http://www.generalfinance.com.

About General Finance Corporation

Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN, www.generalfinance.com) is the parent company of businesses in the mobile storage, liquid containment and modular space (“portable services”) industries.  Management’s expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company’s subsidiaries.  The Company’s Asia-Pacific leasing operations in Australia and New Zealand consist of majority-owned Royal Wolf Holdings Limited (www.royalwolf.com.au), the leading provider of portable storage solutions in those regions, and North America leasing operations consist of wholly-owned Pac-Van, Inc. (www.pacvan.com) and Lone Star Tank Rental Inc. (www.lonestartank.com),  providers of portable storage, office and liquid storage tank containers, mobile offices and modular buildings. The Company also owns 90% of Southern Frac, LLC (www.southernfrac.com), a manufacturer of portable liquid storage tank containers in North America.   Royal Wolf’s shares trade on the Australian Securities Exchange under the symbol RWH.

Cautionary Statement about Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements addressing management’s views with respect to future financial and operating results, competitive pressures, market interest rates for our variable rate indebtedness, our ability to raise capital or borrow additional funds, changes in the Australian, New Zealand or Canadian dollar relative to the U.S. dollar, regulatory changes, customer defaults or insolvencies, litigation, the acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control, our ability to procure adequate levels of products to meet customer demand, our ability to procure adequate supplies for our manufacturing operations, labor disruptions, adverse resolution of any contract or other disputes with customers, declines in demand for our products and services from key industries such as the Australian mining industry or the U.S. construction industry or a write-off of all or a part of our goodwill and intangible assets. These involve risks and uncertainties that could cause actual outcomes and results to differ materially from those described in forward-looking statements. We believe that the expectations represented by our forward-looking statements are reasonable, yet there can be no assurance that such expectations will prove to be correct. Furthermore, unless otherwise stated, the forward-looking statements contained in this press release are made as of the date of the press release, and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise unless required by applicable law. The forward-looking statements contained in this press release are expressly qualified by this cautionary statement. Readers are cautioned that these forward-looking statements involve certain risks and uncertainties, including those contained in filings with the Securities and Exchange Commission.

Investor/Media Contact
Larry Clark
Financial Profiles, Inc.
310-622-8223
-Financial Tables Follow-

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Quarter Ended September 30,
	2013	2014
Revenues
Sales:
Lease inventories and fleet	$31,229	$22,793
Manufactured units	3,445	1,975
	34,674	24,768
Leasing	31,072	55,674
	65,746	80,442

Costs and expenses
Cost of Sales:
Lease inventories and fleet (exclusive of the items shown separately below)	24,788	16,491
Manufactured units	2,608	1,091
Direct costs of leasing operations	11,944	19,141
Selling and general expenses	14,178	18,974
Depreciation and amortization	5,460	9,277

Operating income	6,768	15,468

Interest income	12	14
Interest expense	(2,392)	(5,326)
Foreign currency exchange gain (loss) and other	(605)	512
	(2,985)	(4,800)

Income before provision for income taxes	3,783	10,668

Provision for income taxes	1,581	4,267

Net income	2,202	6,401

Preferred stock dividends	(753)	(922)
Noncontrolling interest	(1,047)	(1,761)

Net income attributable to common stockholders	$402	$3,718

Net income per common share:
Basic	$0.02	$0.14
Diluted	0.02	0.14

Weighted average shares outstanding:
Basic	24,334,531	25,677,389
Diluted	24,917,120	26,592,963

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)
	June 30, 2014	September 30, 2014
Assets
Cash and cash equivalents	$5,846	$9,390
Trade and other receivables, net	61,474	54,909
Inventories	27,402	38,713
Prepaid expenses and other	9,919	11,023
Property, plant and equipment, net	30,614	29,933
Lease fleet, net	396,552	402,129
Goodwill	93,166	92,327
Other intangible assets, net	43,516	42,168
Total assets	$668,489	$680,592

Liabilities
Trade payables and accrued liabilities	$53,838	$56,465
Income taxes payable	1,136	934
Unearned revenue and advance payments	14,480	13,606
Senior and other debt	302,877	318,601
Deferred tax liabilities	38,273	41,908
Total liabilities	410,604	431,514

Commitments and contingencies	—	—

Equity
Cumulative preferred stock, $.0001 par value: 1,000,000 shares authorized; 400,100 shares issued and outstanding (in series)	40,100	40,100
Common stock, $.0001 par value: 100,000,000 shares authorized; 25,657,257 and 25,699,859 shares issued and outstanding at June 30, 2014 and September 30, 2014, respectively	3	3
Additional paid-in capital	128,030	127,713
Accumulated other comprehensive income (loss)	1,915	(3,968)
Accumulated deficit	(11,786)	(7,146)
Total General Finance Corporation stockholders’ equity	158,262	156,702
Equity of noncontrolling interests	99,623	92,376
Total equity	257,885	249,078
Total liabilities and equity	$668,489	$680,592

Explanation and Use of Non-GAAP Financial Measures

Earnings before interest, income taxes, impairment, depreciation and amortization and other non-operating costs and income (“EBITDA”) and adjusted EBITDA are non-U.S. GAAP measures. We calculate adjusted EBITDA to eliminate the impact of certain items we do not consider to be indicative of the performance of our ongoing operations.  In addition, in evaluating adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the expenses excluded from our presentation of adjusted EBITDA. Our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. We present adjusted EBITDA because we consider it to be an important supplemental measure of our performance and because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, many of which present EBITDA and a form of adjusted EBITDA when reporting their results. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. We compensate for these limitations by relying primarily on our U.S. GAAP results and using adjusted EBITDA only supplementally. The following tables show our adjusted EBITDA and the reconciliation from net income on a consolidated basis and from operating income for our geographic segments (in thousands):

	Quarter Ended September 30,
	2013	2014
Net income	$2,202	$6,401
Add (deduct) —
Provision for income taxes	1,581	4,267
Foreign currency exchange loss (gain) and other	605	(512)
Interest expense	2,392	5,326
Interest income	(12)	(14)
Depreciation and amortization	5,659	9,495
Share-based compensation expense	406	524
Adjusted EBITDA	$12,833	$25,487

	Quarter Ended September 30, 2013				Quarter Ended September 30, 2014
	Asia-Pacific	North America			Asia-Pacific	North America
	Leasing	Leasing	Manufacturing	Corporate	Leasing	Leasing	Manufacturing	Corporate
Operating income (loss)	$5,052	$2,913	$768	$(1,039)	$5,007	$11,579	$2,811	$(1,129)
Add -
Depreciation and amortization	3,743	1,656	259	1	4,049	5,304	277	1
Share-based compensation Xexpense	138	98	26	144	200	83	28	213
Adjusted EBITDA	$8,933	$4,667	$1,053	$(894)	$9,256	$16,966	$3,116	$(915)
Intercompany adjustments				$(926)				$(2,936)